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                                                                    EXHIBIT 99.1

                    IBM VETERAN MARTIN C. CLAGUE PROMOTED TO
                     PRESIDENT & CEO OF COVANSYS CORPORATION

    BRINGS KNOWLEDGE OF COMPANY, DEEP SALES & OPERATIONAL EXPERIENCE TO POSTS

FARMINGTON HILLS, MI (OCTOBER 9, 2002) - Covansys Corporation (Nasdaq; CVNS), a global technology services provider, today announced the promotion of Martin C. Clague to president and chief executive officer, effective immediately.

Clague, 59, who has been serving as president and chief operating officer of Covansys Corporation since January 1, 2002, will assume the role from Ned C. Lautenbach, who has been acting chief executive officer since November of 2001. Lautenbach will continue in his roles as co-chairman of the board and chairman of the executive committee.

"I can think of no one better suited to assume the role of president and chief executive officer of Covansys than Marty Clague," said Lautenbach. "Marty has worked diligently this year to develop an improved infrastructure and growth strategy for Covansys. Largely as a result of his leadership, in the second quarter of 2002, Covansys announced the first improvement in sequential revenue growth in the past six quarters."

"These are exciting times for Covansys," Clague said. "Despite the current economic downturn, Covansys has proven that it is well positioned for rapid growth. This quarter alone we announced an $83 million outsourcing project for SIRVA, an $11 million dollar public retirement system for the State of New Mexico and were selected by RouteOne, a joint venture established by DaimlerChrysler Services, Ford Motor Credit Company, GMAC and Toyota Financial Services, to design an online credit application management system. My goal as chief executive officer will be to build upon this foundation of satisfied customers to ensure our ability to grow our company as the market eventually improves."

Prior to assuming his position as president and chief operating officer of Covansys, Clague served as an independent consultant to Clayton, Dubilier & Rice, Inc. ("CD&R"), a New York-based private investment firm, for nearly two years. A fund managed by CD&R owns approximately 24 percent of Covansys' fully diluted outstanding common shares. Lautenbach is a CD&R partner.

Earlier in his career, Clague rose through the ranks at IBM from 1966 to 1999, serving as vice president of IBM's Global Industries e-Business Solutions, where he led efforts to provide Internet-based solutions to support large customer processes. His IBM experience included executive management positions in global network computing solutions, IBM e-business solutions, worldwide client server computing, consulting, software and services, large systems and sales operations. In 1999, Clague served as the first president and chief executive officer of Unisphere Solutions.

"This move solidly reinforces Covansys' growth strategy and corporate direction," said Lautenbach. "It reflects the board of directors' recognition of, and confidence in, Marty's ability to take Covansys to the next level."


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ABOUT COVANSYS CORPORATION
Headquartered in Michigan, Covansys Corporation (Nasdaq: CVNS) is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services. Our clients gain competitive advantage by leveraging our unique on-site, offsite, offshore delivery capability to achieve rapid deployment, world-class quality and reduced costs. Since its founding in 1985, Covansys has successfully delivered an array of innovative and cost-effective business and technical solutions to leaders in the private and public sector. Our 4,700 employees offer a professional heritage spanning Old World legacy systems and the New Economy's leading-edge technologies. Covansys has 23 locations worldwide, including six development centers. Covansys offers one of the largest offshore capabilities among U.S.-based technology services providers, and two of the company's three wholly owned development centers in India are SEI CMM(R) Level 5 certified. Covansys was named one of the top 500 solution providers in North America in 2002 by VARBusiness magazine. Visit our web site: www.covansys.com.

SAFE HARBOR STATEMENT
With the exception of statements regarding historical matters and statements regarding the Company's current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the use of the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions. Actual results, performance or achievements could differ materially from these forward-looking statements. Factors that could cause or contribute to such material differences include the failure to recruit and retain IT professionals, risks related to our merger and acquisition strategy, variability of operating results, governmental regulation of immigration, potential cost overruns on fixed-price projects, increasing significance of non-U.S. operations, exposure to regulatory, political and economic conditions in India, adverse economic impacts that are unique to the business of our clients and competition in the IT services industry and other factors as described in the Company's filings with the U.S. Securities and Exchange Commission.

FOR MORE INFORMATION, CONTACT:
Laura Livingstone                           Margaret Brady
Communications Director, Covansys           Morrissey & Company
(401) 457-8514                              (617) 523-4141
llivings@covansys.com                       mbrady@morrisseypr.com